                                                                      Exhibit 99

                                                            For more information
                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com
                                                               -----------------

                   ASV Announces Results for 2nd Quarter 2001

                  Record Quarter Reflects 17% Rise in Net Sales

         GRAND RAPIDS, MN (July 24, 2001) - ASV, Inc. (NASDAQ: ASVI) today reported its net sales for the second quarter of 2001 increased 17% to $14,226,161, the highest quarterly net sales figure in the Company's history, compared with $12,124,441 for the same period in 2000. Due in part to the Company's continued investment in research and development, which increased approximately $428,000 in the second quarter of 2001, net earnings totaled $90,774, or $.01 per share, for the second quarter of 2001 compared with $599,308, or $.06 per share, for the second quarter of 2000.

         For the six months ended June 30, 2001, net sales also increased 17% to $27,180,877 compared with $23,308,025 for the same period in 2000. With research and development increasing approximately $900,000 in the first half of 2001, net earnings were $294,744 for the six months ended June 30, 2001 compared with $1,016,069 for the same period in 2000; and earnings per share were $.03 in 2001 compared with $.10 for 2000.

         "We are pleased to report another quarter of record sales," said Gary Lemke, President of ASV, Inc. "Second quarter was also a landmark as we delivered our first shipments of undercarriages to Caterpillar Inc. (NYSE: CAT) for use in the first two models of our jointly-developed Multi-Terrain Loaders(TM) (MTL). Caterpillar has begun shipping completed MTLs to 16 select North American dealers. All of Caterpillar's 69 North American dealers are expected to have access to the MTLs in 2002 with worldwide availability expected in 2003."

         ASV and Caterpillar announced in October 2000 that they would jointly develop and manufacture a new product line of Caterpillar branded rubber track compact loaders called Multi-Terrain Loaders. The MTL product line, which is expected to include five new models, features Caterpillar's patented skid steer loader technology and ASV's patent-pending Maximum Traction Support System(TM) rubber track undercarriage. The Company's increased investment in research and development costs, which affected net earnings in the second quarter and for the six months ended June 30, 2001, reflects a continuing commitment by ASV to the expansion of the MTL line.

         Continuing, Lemke stated, "Overall, our gross profit percentage for the second quarter of 2001 decreased due to a greater concentration of sales of the Polaris ASL-300 model to Polaris Industries Inc. (NYSE: PII), fewer sales of the Posi-Track model 4810 and initial start up costs related to the MTL undercarriages. The Polaris model is sold on a cost plus basis, which is lower than our normal gross profit achieved on our RCo30(TM) All Surface Loader, but carries very low sales and marketing costs. We do not anticipate such a concentration of Polaris sales for the remainder of 2001. This, together with expected increased shipments of MTL undercarriages, should allow for improvement in our gross profit percentage for the rest of 2001."

         ASV announced in January of this year it had entered into a licensing agreement with Polaris to build a rubber track, all-surface utility loader similar to ASV's new RCo30 under the Polaris nameplate.

         The Company's selling, general and administrative expenses decreased both in dollar volume and as a percentage of sales in the second quarter of 2001. This decrease was due primarily to decreased commissions payable to Caterpillar as a result of fewer sales of the Company's products to Caterpillar dealers and also fewer products eligible for commission. ASV pays no commission to Caterpillar on the sale of MTL undercarriages or its RCo30 products.

         ASV will conduct a live Webcast at 10 a.m. Central time, Tuesday, July 24th to discuss its results for the second quarter of 2001 and its outlook for the rest of 2001. The call will be broadcast over the Internet and can be accessed either at www.vcall.com or ASV's recently enhanced web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available beginning two hours after its conclusion both telephonically and over the Internet. The telephonic replay will be available for a 24-hour period and can be accessed by dialing 800-642-1687 and entering pass code 1409952. The Internet replay will be available for 90 days and can be accessed at www.vcall.com or www.asvi.com in the same manner as discussed above.

         ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patent-pending Maximum Traction and Support System(TM) undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products traverse nearly any terrain with minimal damage to the ground, making them effective in industries such as construction, landscaping and agriculture.

         To learn more about ASV Inc. and its unique rubber-tracked products, visit the Company's web site at www.asvi.com.

         Note: The statements set forth above regarding ASV's plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed, the timing of their planned introduction, ASV's future product mix and ASV's future profitability levels are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including ASV's ability to successfully manufacture the machines, unanticipated delays, costs or other difficulties in the manufacture of the machines, market acceptance of the machines, general market conditions, corporate developments at ASV, Polaris or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Polaris and Caterpillar. Actual results might differ materially from those anticipated in such forward-looking statements. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the nine months ended September 30, 2000.

                 Condensed financial statements are as follows:


A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three Months Ended                  Six Months Ended
                                                            June 30,                           June 30,
                                                 -------------------------------    -------------------------------
                                                     2001              2000              2001             2000
                                                 -------------    --------------    -------------    --------------
Net sales...................................     $  14,226,161    $   12,124,441    $  27,180,877    $   23,308,025
Cost of goods sold..........................        12,177,934         9,157,072       22,925,832        17,807,986
                                                 -------------    --------------    -------------    --------------
         Gross profit.......................         2,048,227         2,967,369        4,255,045         5,500,039
Operating expenses:
     Selling, general and administrative....         1,442,801         1,847,874        2,873,537         3,518,197
     Research and development...............           548,757           121,222        1,156,256           256,370
                                                 -------------    --------------    -------------    --------------
         Operating income...................            56,669           998,273          225,252         1,725,472
Other income (expense)
     Interest expense.......................           (36,913)          (70,798)         (73,738)         (164,001)
     Other, net.............................           113,018            24,833          289,230            54,598
                                                 -------------    --------------    -------------    --------------
         Income before income taxes.........           132,774           952,308          440,744         1,616,069
Provision for income taxes..................            42,000           353,000          146,000           600,000
                                                 -------------    --------------    -------------    --------------
     NET EARNINGS...........................     $      90,774    $      599,308    $     294,744    $    1,016,069
                                                 =============    ==============    =============    ==============
Net earnings per common share - Diluted.....     $         .01    $          .06    $         .03    $          .10
                                                 =============    ==============    =============    ==============
Diluted weighted average shares ............        10,337,792         9,875,867       10,327,081         9,915,453
                                                 =============    ==============    =============    ==============

                                     -more-

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

         ASSETS                                        June 30,     December 31,
                                                        2001            2000
                                                     ------------   ------------
CURRENT ASSETS
    Cash & short-term investments..................  $  5,556,092   $ 10,762,143
    Accounts receivable, net.......................    17,889,576     10,557,907
    Inventories....................................    29,661,738     28,064,998
    Prepaid expenses and other.....................       965,615        965,026
                                                     ------------   ------------
        Total current assets.......................    54,073,021     50,350,074
PROPERTY AND EQUIPMENT, net........................     4,582,228      4,656,118
                                                     ------------   ------------

        Total assets...............................  $ 58,655,249   $ 55,006,192
                                                     ============   ============

      LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.......  $     83,643   $     82,090
    Accounts payable...............................     5,155,031      1,822,912
    Accrued expenses...............................     1,177,688      1,023,924
    Income taxes payable...........................        31,784        197,021
                                                     ------------   ------------
        Total current liabilities..................     6,448,146      3,125,947
LONG-TERM LIABILITIES, less current portion........     2,075,414      2,116,898
SHAREHOLDERS' EQUITY...............................    50,131,689     49,763,347
                                                     ------------   ------------

        Total liabilities & shareholders' equity...  $ 58,655,249   $ 55,006,192
                                                     ============   ============